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EX-2.2   CLOSING CERTIFICATE

CLOSING CERTIFICATE

FOR
FLEXXTECH CORPORATION AND
W3M, INC. (DBA PARADIGM CABLING SYSTEMS)

Pursuant to the Stock Purchase Agreement between Flexxtech Corporation, the Buyer, and the Sellers, W3M, Inc. (dba Paradigm Cabling Systems), Michael Cummings and Ashford Capital, dated August 20, 2002, the closing of the transaction shall occur at the completion of an Audited Financial Statement for the last 2 years on Paradigm. Such audit anticipated to be completed by November 1, 2002.

The Seller shall deliver all necessary documents, including stock certificates to the buyer. The Buyer shall deliver all necessary documents including an agreement to deliver upon shareholder approval the Class A Preferred shares no later than November 1, 2002. Should the shareholders not approve the Preferred shares, the Buyer shall deliver common shares of the Buyer.

This Closing Certificate is accepted and agreed to as of today, 13th day of September 2002, by the parties signing below.

Selling Shareholders

MICHAEL CUMMINGS, AN INDIVIDUAL

/s/ Michael Cummings
---------------------------------
By: Michael Cummings
Shareholder, an individual

Ashford Capital, LLC

/s/ Walter Wright
---------------------------------
By:  Walter Wright, Manager
Shareholder and Manager

W3M,INC. (DBA PARADIGM CABLING SYSTEMS)

/s/ Michael Cummings
---------------------------------
By:  Michael Cummings
President, Director and Shareholder

Purchaser

FLEXXTECH CORPORATION

/s/ Greg Mardock
---------------------------------
By:  Greg Mardock
Its President